EXHIBIT (11)




EXHIBIT 11
DIXIE YARNS, INC.
STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

(amounts in thousands, except per share data)

                               Three Months Ended       Nine Months Ended
                               ___________________     ___________________

                               Sept 28,   Sept 30,     Sept 28,   Sept 30,
                                 1996       1995         1996       1995
                               ________   ________     ________   ________
PRIMARY:
           NET INCOME (LOSS)   $  2,030   $ (6,030)    $  2,359   $ (4,716)
                               ________   ________     ________   ________
                               ________   ________     ________   ________


Weighted average number of
 Common Shares outstanding
 assuming conversion of
 Class B Common Stock            11,202     11,293       11,200     11,927

Net effect of dilutive stock
 options based on the
 treasury stock method using
 average market price                 4        -0-            4        -0-

                               ________   ________     ________   ________

                TOTAL SHARES     11,206     11,293       11,204     11,927
                               ________   ________     ________   ________
                               ________   ________     ________   ________



            PER SHARE AMOUNT   $    .18   $   (.53)    $    .21   $   (.40)
                               ________   ________     ________   ________
                               ________   ________     ________   ________




FULLY DILUTED:
  Net income (loss)            $  2,030   $ (6,030)    $  2,359   $ (4,716)
  After-tax interest
    requirement of
    convertible subordinated
    debentures (A)                  -0-        -0-          -0-        -0-
                               ________   ________     ________   ________

  ADJUSTED NET INCOME (LOSS)      2,030   $ (6,030)    $  2,359   $ (4,716)
                               ________   ________     ________   ________
                               ________   ________     ________   ________






EXHIBIT 11
DIXIE YARNS, INC.
STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE - CONTINUED

                               Three Months Ended       Nine Months Ended
                               ___________________     ___________________

                               Sept 28,   Sept 30,     Sept 28,   Sept 30,
                                 1996       1995         1996       1995
                               ________   ________     ________   ________
FULLY DILUTED - CONTINUED:

Weighted average number of
 Common Shares outstanding
 assuming conversion of
 Class B Common Stock            11,202     11,293       11,200     11,927

Net effect of dilutive stock
 options based on the
 treasury stock method using
 quarter end market price
 if higher than the average
 market price                         5        -0-            5        -0-

Net effect of conversion of
 convertible subordinated
 debentures (A)                     -0-        -0-          -0-        -0-
                               ________   ________     ________   ________

             TOTAL SHARES        11,207     11,293       11,205     11,297
                               ________   ________     ________   ________
                               ________   ________     ________   ________



         PER SHARE AMOUNT      $    .18   $   (.53)    $    .21   $   (.40)
                               ________   ________     ________   ________
                               ________   ________     ________   ________



(A) Conversion of convertible subordinated debentures to 1,391 shares with an after-tax interest requirement of $473 for the three months ended September 28, 1996 and September 30, 1995, respectively and of $1,418 for the nine months ended September 28, 1996 and September 30, 1995, respectively has been excluded from computation since the effect was anti-dilutive.